EXHIBIT 99.01

Opsware to Acquire Storage Management Technology and Deliver
Industry’s First Comprehensive Data Center Automation Platform

Opsware to Expand Lead by Being First to Integrate the Automation of All Three
Fundamental Data Center Infrastructure Components—Servers, Networks and Storage

SUNNYVALE, Calif. — July 11, 2006 — Opsware Inc. (NASDAQ: OPSW), the leading provider of IT Automation software, today announced that it has signed a definitive agreement to acquire Boulder, Colorado-based Creekpath Systems, a storage specialist and developer of innovative storage management software. Opsware will build on the acquired technology and leverage it as the foundation for the company’s upcoming application storage automation solution, which is scheduled to be available in the first half of calendar 2007. The Opsware Application Storage Automation System will join the company’s market-leading Server Automation and Network Automation Systems to provide the most comprehensive platform for data center automation available. It will be the first solution to integrate the automation of servers, networks and storage to provide management from an application perspective instead of just at the infrastructure level. The acquisition is expected to close in early August. Under the terms of the agreement, Opsware will pay approximately $10 million in cash, with a maximum potential earnout of an additional $5 million in cash.

“Storage automation represents another opportunity for us to advance our lead in data center automation,” said Ben Horowitz, CEO of Opsware. “This acquisition will allow us to deliver the market’s first application storage automation solution and provides us with the final of the three fundamental components required for comprehensive data center automation: servers, networks and storage.”

Creekpath’s software has many of the necessary pieces for a strong application storage automation solution. It excels in discovering and mapping an organization’s entire storage supply chain, from the database through file systems, volume managers, servers, fabric switches, array controllers and down to the disk drives. Creekpath’s technology also excels in the breadth of storage technologies it addresses. Its proven ability to support the largest and most heterogeneous production storage networks make it an ideal choice for becoming part of the Opsware family of products, which already offer the industry’s broadest support for automating heterogeneous data center environments.

Opsware will enhance the technology it gains through this acquisition and add functionality such as full auditing, compliance and change impact analysis capabilities in order to provide better application management. The upcoming application storage automation product, Opsware Application Storage Automation System, and its integration with Opsware’s Server Automation and Network Automation Systems, will allow IT to address an application’s complete presence within the enterprise.

To date, most storage management solutions have focused on management of the storage infrastructure and data only. They do little or nothing to support application change management that is truly integrated with comprehensive data center automation and that provides compliance with all appropriate regulations and IT policies.

In contrast, the Opsware Application Storage Automation System goes beyond simple storage resource management capabilities to provide advanced storage management from the perspective of storage allocation by application as well as application change management. These application-level capabilities include the ability to map dependencies from application to server to storage; to manage storage utilization by server and application; to identify the impact to applications and servers of changes to storage elements; the ability to audit application infrastructure from server to storage; the ability to boot from SANs and install software on a NAS or SAN; and the ability to provision and manage software in virtual environments.

Opsware plans to close Creekpath’s Boulder, Colorado-based facilities and re-locate personnel to Opsware’s offices in Redmond, Washington. In addition, Opsware does not expect to sell the current Acuity product offering from Creekpath. As a result, Opsware is not forecasting additional revenue from this acquisition for FY 2007.

Conference Call and Webcast

Opsware management will host a conference call on Tuesday, July 11, 2006 beginning at 5:30 a.m. PT (8:30 a.m. ET) to further detail today’s announcement and the expected financial impact. Interested parties may access the conference call by dialing (800) 810-0924. A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading IT Automation software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers, networking devices and applications, creating massive complexity that makes automated IT operations a necessity. Opsware automates the complete IT lifecycle and enables IT to automatically discover, provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers, network devices and applications. Over 350 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our Web site at www.opsware.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the completion of our acquisition of Creekpath Systems, our plans to develop the Opsware Application Storage Automation System and integrate it with existing products and the proposed timing for release of this product, the benefits and capabilities of our software products, our product development plans, and the statement by our president and chief executive officer. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties that could cause actual events or results to differ materially from these statements, including without limitation: that our acquisition of Creekpath Systems is subject to customary closing conditions, that the IT automation software market is relatively new and may not develop as we expect, that our market is highly competitive and new competitors could emerge, that enterprise software spending and budgets may fluctuate depending on economic conditions, that our revenue and operating results may vary significantly from period to period, including due to the timing of signing contracts with customers and our dependence on closing a small number of relatively large transactions each quarter, and that market trends may emerge that lead to changes in future product release plans. In addition, please see the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the three months ended April 30, 2006 that we filed with the Securities and Exchange Commission and subsequent filings with the SEC. We assume no obligation to update the information in this press release or to revise any forward-looking statements. The determination of when the Opsware Application Storage Automation System will be made available, if ever, remains at the sole discretion of Opsware Inc.

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